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                           [ROPES & GRAY LETTERHEAD]

                               November __, 1996



Bell, Boyd & Lloyd
Three First National Plaza
70 West Madison Street, Suite 3300
Chicago, IL 60602


Ladies and Gentlemen:

     We are furnishing this opinion in connection with the proposed offer and sale from time to time by Monetta Small-Cap Equity Fund, a series of Monetta Trust (the "Trust") of an indefinite number of shares of beneficial interest, without par value (the "Shares"), pursuant to a post-effective amendment to the Trust's Registration Statement on Form N-1A (No. 33-54822) under the Securities Act of 1933, as amended.

     We are familiar with the action taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust's records of Trustee action, its By-Laws and its Agreement and Declaration of Trust, as amended to date. We have examined such other documents as we deem necessary for the purposes of this opinion.

     We assume that, upon sale of the Shares, the Trust will receive the net asset value thereof.

     Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold after the post-effective amendment to the Registration Statement has been declared effective and the authorized consideration therefor is received by the Trust, they will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (a "Series"). However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust or any Series and requires that notice of such disclaimer be given in
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Bell, Boyd & Lloyd                     -2-              November 13, 1996


every note, bond, contract or other undertaking issued by or on behalf of the Trust. The Agreement and Declaration of Trust provides for indemnification out of property of the Trust or a particular Series for all loss and expense of any shareholders held personally liable for the obligations of the Trust or that particular Series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or the particular Series itself would be unable to meet its obligations.

     We consent to the filing of this opinion as an exhibit to the aforesaid post-effective amendment to the Trust's Registration Statement.

                                       Very truly yours,



                                       Ropes & Gray